Golden Eagle International, Inc.

Code of Ethics and Conduct

Code of Ethics and Conduct

Contents

Overview of the Code philosophy
Conflicts of Interest
     Involving financial interests
     Time conflicts
     Involving relatives
     Outside board membership
     Outside business or professional activities
     Involving other employees
     Prohibited activities
     Disclosing and/or addressing conflicts
Entertainment,gifts, and other payments
     Receiving gifts
     Giving gifts
     Gifts to government employees
     Vendor payments
Confidentiality and intellectual property matters
Matters involving corporate assets
     Political contributions
     Standards of cost effectiveness
     Keeping accurate books and records
     Whistleblower policy
Contracting
     Matters involving anti-trust law
     Gathering information
     Matters involving international business
     Contracting
     Hiring government employees
Miscellaneous guidelines
     Company guidelines for securities transactions
     Matters involving securities laws
     Matters involving anti-discrimination laws, harassment
     Matters involving the environment, health and safety
     Matters involving substance abuse
     Matters involving government investigations or proceedings
     Policies regarding corporate communications
Administration of the Code
     Receiving and reading the Code
     Seeking prior approval
     Monitoring compliance
     Disciplinary action for violations of the Code
Definitions

Overview of Code Philosophy

Golden Eagle International, Inc. (the “Company”) is committed to maintaining the highest legal and ethical standards among its employees, as well as any contractor or consultant covered by the Code (collectively “employees”). This means conducting business in such a way that upholds both the letter and the spirit of the law, including all rules and regulations that apply to Golden Eagle. Golden Eagle has established corporate policies and procedures in addition to those embodied specifically in the Code. Adherence to those policies and procedures is also a requirement of the Code.

It is the duty of every employee to comply with the Code. The Code requires annual certifications of Code compliance for current employees and a certification of compliance when new employees accept employment with Golden Eagle. The Code requires employees to report immediately any violations of the Code that may apply to them, and any violations that may apply to other employees. Such reports should be made to the officer to whom the employee directly or indirectly reports (i.e. the officer in charge). Officers must immediately report such violations to the Chief Financial Officer.

All such reports will be handled with the greatest confidentiality that is possible and/or practical given legal, ethical or practical considerations. All employees must be treated with respect with regard to reported Code violations. No employee may retaliate against another due to his reporting a Code violation.

Each supervisor must demonstrate his personal commitment to the Code and ensure that those under his supervision know the requirements of the Code. It is essential to maintain a workplace environment that encourages open communication about and commitment to the Code.

Conflicts of interest

Every Golden Eagle employee must disclose and, potentially, eliminate any situation that could cause a conflict between his interests and those of the Company. This section contains general guidance to help employees know what situations may represent conflicts of interest. Any questions about potential conflicts and what is or is not a conflict should be directed to the officer in charge, who will forward them to the Chief Financial Officer for review and response.

In general, an employee must avoid situations that could impair his objectivity in determining or carrying out the Company’s policies; lessen his ability to promote and carry out the best interests of the Company; or give the appearance of preferential treatment to outside organizations or individuals doing business with the Company.

In this document, defined terms are in italics when first used and are defined in the Definitions section.

Conflicts involving financial interests

An employee must not participate in or promote Company transactions, policies or decisions that he is in a position to control or influence if he, his close relatives or business associates has a financial interest or personal interest in the matter. Employees must avoid even the appearance of such a conflict. Employees may not own a financial interest in or otherwise benefit from a company if the employee is in a position to make a recommendation or decision with respect to Golden Eagle’s relationship with that company.

An employee must immediately report any financial or personal interest that he, his close relatives or business associates have in any Company matter. A determination regarding the violation will be made by the Chief Financial Officer and the Audit Committee. Any such decision by the Company regarding the violation must be complied with.

Ownership in widely held, diversified mutual funds is not considered a conflict that needs to be reported.

Employees must immediately disclose any material financial interest that he or any of his close relatives holds in entities that you know are doing business with the Company or are seeking to do business with the Company. The employee must abide by any final determination made by the Company. This requirement to disclose does not apply to interests in widely held, diversified mutual funds.

Time Conflicts

Every employee is required to be at work doing his job from 8:30 a.m. to 5:00 p.m. Monday through Friday, not including Company holidays. (The time commitments required of contractors and/or consultants are by contract and, therefore, may be different.) Lunch break is one hour and this must be coordinated with the officer in charge. The responsibilities of exempt employees may require them to put in more than the standard workweek described above.

During the work day all employees are expected to be performing only Golden Eagle business and duties. Using the workday for any other activities is a violation of the Code. Any time conflicts during the work day that are reasonably foreseeable and potentially recurring must be reported when they occur, and disclosed when the employee makes his new employee certification or his annual recertification. Time conflicts during the workday are a violation of the Code.

There are times when an employee must leave work during the work hours for emergencies or occasional errands. However, such exceptions must be approved by the officer in charge, must never become frequent and all time away from the workplace is to be charged against vacation leave or sick leave as appropriate.

Conflicts involving relatives

An employee must immediately disclose whether any of his close relatives is employed by, or otherwise provides services to, any company or person that he knows is doing business with the Company, or is seeking to do business with the Company. Job responsibilities may be altered to reflect such conflicts.

Outside board membership

Employees must obtain prior Company consent before serving on any board of directors or similar governing body of any other company or business.

Outside business or professional activities

Employees must immediately disclose any outside business or professional activities such as employment, consulting, teaching, or activities with professional and/or business associations. The employee must abide by any final determination of the Company with regard to the permissibility of such activities.

Involving other employees

Employees may not engage in any intimate, dating or romantic relationship with any other employee who is his supervisor, subordinate, team member, or in the same sphere of influence. A “sphere of influence” exists when the employee supervises or is supervised (directly or indirectly) by another employee, or when he is in a position to oversee, make or influence decisions concerning another employee.

Such relationships must be disclosed and the employees must abide by any final determination of the Company regarding the matter.

Prohibited Activities

Employees must not accept any compensation from any other source for work done for the Company.

Employees must not use confidential information of which they are in possession or have knowledge because of their employment by the Company for any personal profit or advantage or for anyone else’s profit or advantage.

Disclosing and/or addressing conflicts

All disclosures or requests for consent or clarifications must be made in writing and, when possible, before the event occurs.

Non-officer employees must direct such written documentation to the officer in charge. Officers must submit such documentation to the Chief Financial Officer. Final determinations will be made by the Chief Financial Officer and the Audit Committee.

Officers must direct such disclosures or requests for consent or clarification to the Chief Financial Officer, who will deliver such documentation to the Audit Committee for a final determination.

The Chief Financial Officer will maintain a confidential file of all such documentation, including final determinations.

Entertainment, gifts and other payments

Employees must ensure that all transactions are free from any appearance of favoritism resulting from giving or receiving things of value outside the transaction itself. Transactions must be free from any perception of favoritism among vendors, suppliers, or contractors. Therefore, employees must not give or receive gifts, offer or receive favors, hospitality or other gratuities, except as explained below. This policy applies whenever the Company purchases supplies, materials, or services.

Receiving gifts

Employees must never, directly or indirectly, offer, give, solicit or receive any form of bribe or kickback.

The employee, his close relatives, and his business associates must not accept any substantial gifts from entities or persons doing business or seeking to do business with the Company. If the employee believes an exceptional situation exists under which the employee should be permitted to receive a substantial gift, the matter must be disclosed as required by the Code and prior permission granted before accepting such a gift. If you have received a substantial gift, you must immediate disclose this fact and abide by any final determination regarding the matter.

Giving gifts

Under certain circumstances, employees may be authorized to give gifts to current or potential vendors. Such gifts must cost no more than $100 US and must meet the standards of ethical business conduct. Such gifts must not involve concealment and must not violate any laws or regulations.

Employees may provide reasonable and appropriate entertainment when it is consistent with the employee’s duties and business purpose. Such gifts of entertainment require prior approval of the officer in charge.

Gifts to government employees

Generally, government officials and government employees may not accept entertainment, meals, gifts, etc. or other things of value from those with whom they or their departments or agencies do business or over whom they have regulatory authority. Examples that are exceptions would include small business mementos or modest refreshments during a business meeting.

Under the Foreign Corrupt Practices Act, an employee must never give money or valuable items to a foreign official, directly or indirectly, in order to influence (directly or indirectly) that person’s actions or the actions of any other person on behalf of their government.

Vendor payments

Employees participating in authorized vendor conferences may accept reimbursement only for expenses that are reasonable under the circumstances.

Confidentiality and intellectual property matters

Employees acknowledge and agree that they will have access to confidential information and will hold a position of trust with respect to the Company’s business. Employees agree to preserve the confidential and proprietary nature of all such confidential information while employed with the Company. Employees may not remove any confidential information from Company premises or copy such materials except for the purposes of conducting official Company business. Any confidential information must be returned immediately upon request and the employee agrees to do so.

It is the duty of every employee to properly safeguard and maintain the Company’s property, which includes intellectual property. This will require maintaining proper security with respect to access to information and information systems, equipment, files and other proprietary assets of the Company. Such proprietary assets and information applies to Company inventions, trade secrets and other intellectual property, including patents.

The Company owns all rights to all inventions, patents, improvements, and ideas of any kind that the employee creates or conceives during his employment with Golden Eagle. The employee agrees and hereby assigns to the Company all rights that the employee may have in any such inventions, patents, and any other intellectual property rights.

Employees acknowledge and agree that they may be required during the course of their employment with the Company to execute specific agreements to assign to Golden Eagle all rights to their work products while they are employed by the Company.

Matters involving corporate assets

Political contributions

Employees are not authorized to make any political contributions in behalf of the Company. The Company will not reimburse any employee for any political contributions. Moreover, no Company assets or facilities may be used in support of any candidate for elected office.

Standards of cost effectiveness

Employees responsible for procurement of materials, supplies, services, etc. must exercise due care in obtaining reasonable and appropriate prices for such items.

Official Company travel and entertainment expenses must be reasonable and appropriate. Non-officers must obtain prior authorization from the officer in charge prior to incurring any such expenditures.

Keeping accurate books and records

Laws and regulations require that:

o	all financial statements, books and records must accurately reflect all transactions.

o	the Company promptly and properly record all disbursements and receipts of funds.

o	the Company never create an undisclosed or unrecorded fund for any purpose.

o	the Company never make false statements or create false entries in its books or records for any purpose.

It is the responsibility of not only the accountants and auditors, but also all employees, to comply with these requirements.

Whistleblower policy

The Company is committed to fair, accurate and transparent accounting of its financial matters, and the Company expects all employees, officers, directors and agents to act in accordance with the highest ethical standards in the performance of their responsibilities for the Company. The Company also requires full compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices and prohibits violations of applicable securities or other laws relating to fraud against shareholders. In order to ensure such legal compliance, the Company has adopted this Code.

The Company relies on all of its employees, officers, directors and agents to conduct themselves in accordance with the requirements and spirit of this policy and to report any suspected violations of this policy or other questionable financial, accounting or audit matters or potential legal violations without fear of retaliation.

Reporting Complaints, Concerns or Questionable Financial Practices

Any person who has complaints or concerns about the Company’s accounting, internal accounting controls or auditing matters, or who becomes aware of questionable accounting or auditing matters, or who becomes aware of any violation by any person of law or the Company’s policies is strongly encouraged to report such matters to the Company’s Audit Committee (or in the absence of an audit committee, to the Chief Financial Officer or the President).

To raise complaints or concerns about or report a questionable accounting or auditing matter or other matter to the Audit Committee, employees should provide details in writing to the Chair of the Audit Committee (or the President or Chief Financial Officer) by sending information to:

Chair of the Audit Committee
Golden Eagle International, Inc.12401
South 450 East, Bldg. D1Salt
Lake City, Utah 84020

        Or email at cfo@geii.com

In order to facilitate a complete investigation, employees should be prepared to provide as many details as possible, including a description of the questionable practice or behavior, the names of any persons involved, the names of possible witnesses, dates, times, places, and any other available details. The Company encourages all employees with complaints or concerns to come forward with information and prohibits retaliation against employees raising concerns. Nonetheless, if an employee feels more comfortable doing so, reports may be made confidentially and/or anonymously in the manner described above.

Supervisors and managers who become aware of any questionable accounting, auditing or other matters, or who receive complaints or concerns from other employees, must immediately report them directly to the Audit Committee, the President, or the Chief Financial Officer in accordance with this policy. Supervisors and managers who receive complaints of questionable accounting, auditing or other matters must consult with the Audit Committee, the President, or the Chief Financial Officer before undertaking an investigation or other action. The Audit Committee (when one has been appointed) has final responsibility and authority for the investigation and handling of any concerns or complaints relating to accounting and auditing practices and other matters. Prior to the appointment of an audit committee, the board of directors will have the final responsibility. Any supervisor or manager who fails to report allegations of questionable accounting or auditing practices or other matters in accordance with this policy or who otherwise fails to deal properly with such allegations may be subject to discipline.

Investigation and Response

The Audit Committee (when appointed, or another committee appointed by the board of directors) will oversee the receipt and handling of allegations of questionable accounting, auditing and other matters, including directing an appropriate investigation and response. Based on its investigation, the Audit Committee or other committee will direct the Company to take prompt and appropriate corrective action in response to the complaint or concern if necessary to ensure compliance with its legal and ethical requirements relating to financial, accounting and audit matters and other matters. If the Audit Committee or other committee determines that a particular complaint or concern is not covered by this policy, it will refer the complaint or concern to the Chief Executive Officer or legal counsel for appropriate handling and response.

Confidentiality and Non-retaliation

Reports of questionable accounting or audit practices and other matters required by this policy will be kept confidential to the extent possible consistent with the Audit Committee’s or other committee’s obligation to investigate and correct unlawful or unethical accounting or audit practices and other matters. In order to ensure confidentiality, an employee may elect to make a complaint anonymously.

The Company will not retaliate or take any form of reprisal against any person who makes a report pursuant to this policy or who participates in an investigation regarding a violation of the applicable securities laws, rules or regulations, or any provision of other laws regarding fraud against shareholders. Any such retaliation or reprisal by a Company employee is forbidden. Any employee who retaliates against another employee or a witness as described above will be subject to discipline, up to and including discharge. Employees who believe they are subject to retaliation because they have made a report or participated in an investigation should report such suspected retaliation to the Audit Committee or other committee in the same manner as described above for the reporting of questionable practices.

Questions about this policy should be direct to the Chair of the Audit Committee, the President or the Chief Financial Officer.

Contracting

Matters involving antitrust law

U.S.     antitrust laws prohibit activities or agreements that are or result in a “restraint of trade,” which is to say a reduction in competition. Courts have found, among others, that the following actions are a violation of antitrust laws: fixing or controlling prices; boycotting specific customers or suppliers; allocating products, territories, or markets; limiting the production or sale of products. Agreements or practices resulting in these consequences are a violation of antitrust laws.

It is the responsibility of all employees to comply with U.S. antitrust laws. Accordingly, employees must never engage in or even discuss engaging in any of these activities. If other companies seek to discuss such matters with you, you must refuse to participate and report the matter as you would report any other matter required to be reported under the Code.

Gathering information

It is often necessary to have information about competitors, suppliers and customers. However, having certain types of detailed information about their plans, procedures, etc. could prove detrimental to those companies. If an employee has nonpublic information, he must observe accepted standards of fair conduct and all applicable laws. Employees must not seek information that would be a violation of: antitrust laws; court orders; patents, copyrights, etc.; confidential relationships between employers and employees; or laws restricting access to information about government procurements.

Improperly acquiring or possessing legally restricted information may result in prosecution and/or litigation.

Matters involving international business

Golden Eagle does business abroad and, accordingly, we encounter laws that may be very different from those of the United States. It is the Company’s policy to comply with the laws of any country where we do business. Employees are required to do the same.

In some countries, trading and/or negotiating practices may follow more relaxed standards of conduct that are customary in the United States. Employees must nonetheless follow all the requirements of the Code.

Note that it is illegal to engage in or to support restrictive international trade practices. Even receiving a request to do so must be reported.

Contracting

Employees responsible for negotiating contracts must ensure compliance with all applicable laws and regulations, and provisions of existing contracts including those that relate to contract pricing and preparation. All statements and representations to those with whom we are doing business must be truthful and accurate.

When doing business with the Federal government, the Truth in Negotiations Act requires contractors to submit current, accurate and complete cost or pricing data when negotiating certain types of contracts. The Act also requires contractors to explain the importance of significant items and be able to certify the accuracy of the data. These requirements are quite different than those relating to non-government contracting.

When contracts call for the customer to reimburse the contractor for costs incurred in connection with the performance of a contract, those costs must be properly and accurately recorded. Falsifying time reports or other costs will not be tolerated.

Hiring government employees

Various laws and regulations restrict the hiring of former Federal government employees. In some case, those laws prohibit such hiring. Therefore, before hiring or discussing hiring any former government employee whose duties were related in any way to the business of Golden Eagle, legal counsel must be consulted.

Miscellaneous guidelines

Company guidelines for securities transactions

Introduction

During the course of your employment with the Company, you may receive important information that is not yet available to the general public, such as information that is not disclosed to the public in a press release or Securities and Exchange Commission (SEC) filing. This non-public or “inside information” may be about the Company or about other publicly-traded companies with which the Company has business dealings. Because of your access to this information, you may be in a position to profit financially by buying or selling or in some other way dealing in the Company stock or stock of another publicly-traded company (“insider trading”), or to disclose such information to a third party who does so (a practice known as “tipping”).

It is illegal for anyone to use “Material Inside Information” (defined below) in order to gain any personal benefit, or to pass on, or tip the information to someone who does so. There is no minimum threshold test that must be passed for this type of liability to attach. Use of inside information to gain personal benefit and tipping are as illegal with respect to a few shares of stock as they are with respect to a large number of shares. You can be held liable both for your own transactions and those affected by a tippee, or even a tippee of a tippee.

At the Company, we believe it is important to avoid even the appearance of insider trading in stock, as well as the illegal practice of insider trading itself. For that reason, we have developed this written policy (“Policy”) to protect our employees and The Company.

How You Can Identify Material Inside Information

As a practical matter, it is sometimes difficult to determine whether you possess Material Inside Information. The key to determining whether nonpublic information you possess is Material Inside Information is whether dissemination of the information would be likely to affect the market price of the company’s stock or would be likely to be considered important by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to buy or sell securities, it would probably have the same effect on others.

Although by no means an all-inclusive list, information about the following items may be considered to be “inside information” until it is publicly disseminated:

a)     financial results or forecasts (for a company as a whole or for a subsidiary or division) b) a discovery of a new mineral deposit or an expansion of an existing mineral deposit c) acquisitions or dispositions, or restructurings and reorganizations d) pending public or private sales of debt or equity security e) major contract awards or cancellations f) scientific, clinical or regulatory achievements g) top management or control changes h) possible tender offers i) significant writeoffs j) significant litigation k) corporate partner relationships l) notice of issuance of patents m) stock splits and dividend changes (if applicable)

It is irrelevant as to how you obtain Material Inside Information. The law states that liability may be imposed whether the information is obtained in the course of your employment, from outside of the Company, or even accidentally or inadvertently such as by overhearing a conversation in our offices. If you are in doubt as to whether information you possess is Material Inside Information, you should assume the information is material unless management advises you to the contrary.

Specific Requirements Prohibiting Misuse of Material Inside Information

1.	You must keep all market sensitive or confidential information (whether generated internally or acquired from any outside source) strictly confidential. Even within the Company, you should only disclose such information to those who “need to know” in order for the Company to effectively carry out our business. If there are rumors that are widespread and accurate, this does not mean that information has become publicly known and does not mean that you are relieved from your obligation to treat the information as confidential.

2.	You may not trade in the stock or other securities of a firm at any time when, as a result of the Company’s employment, you have Material Inside Information about that firm. This restriction on insider trading is not limited to trading in the Company’s securities. It includes trading in the securities of other firms, particularly those that are current or prospective customers or suppliers of the Company and those with which the Company may currently be negotiating. “Trading” is the purchase or sale of stocks, bonds, debentures, options, or other marketable securities. Questions as to what transactions are covered by these terms can be addressed to our Chief Financial Officer.

3.	In addition, you may not communicate Material Inside Information learned or developed through your employment with the Company to other persons (this would be “tipping”) who may misuse the information. You may not recommend that anyone purchase or sell any securities on the basis of such information, even if you do not disclose any specific Material Inside Information. So long as material information is not public, members of your immediate family and others who have received the information from you are not permitted to trade in the securities.

4.	Even after information has been reported by the press or appears on the SEC website, we do not consider it public until 24 hours have passed and general marketplace has had time to evaluate the information. Therefore, after Material Inside Information learned or developed through your employment with the Company has been publicly disclosed through a press release or other official announcement, you should not trade in the securities until 24 hours following the announcement to allow the market to absorb the information. (Officers and directors of the Company may not trade until the third business day after release of Material Inside Information.)

5.	From time to time, various analysts may contact the Company. Any and all inquiries of or contacts with analysts or shareholders must be referred to our President and CEO or to our Chief Financial Officer. No other person is authorized to provide information to analysts, stockbrokers, or shareholders. If you discover that you have inadvertently disclosed information to an analyst or stockbroker, you must immediately inform our President or Chief Financial Officer.

6.	In the event you learn of any violation of this policy, including violations by yourself (which may be inadvertent) or violations of others, you must immediately report such violation(s) to our President or Chief Financial Officer.

Responsibilities and Penalties

Every employee who had previous knowledge of Material Inside Information is responsible for ensuring that he or she does not violate federal or state securities laws or this Policy covering securities trading. Under federal securities laws, unlawful purchases, sales, or communications related to insider trading and tipping can result in substantial civil and criminal penalties, including fines of up to three times the profit gained or loss avoided, as well as imprisonment. The Company, as your employer, could also be liable for fines of $1 million or more as a consequence of an employee’s insider trading or tipping.

Officer and Directors

Because the officers and directors of the Company are the most visible to the public and are most likely, in the view of the public, to possess inside information about the Company, we ask them to do more than refrain from insider trading. They must limit their transactions in the Company stock to defined time periods commencing on the third business day following public dissemination of quarterly and annual financial results and ending at the end of the fiscal quarter. In addition, any officer of director desiring to sell shares of the Company’s stock must notify the President prior to engaging in transactions in the Company stock, prepare and file Forms 144 when required, and prepare and file Forms 4 or 5 and amendments to Schedules 13D, as applicable.

Conclusion

It would be impossible for this Policy to cover every possible violation of law related to insider trading, so it is important to remember that this Policy is not intended to draw a line between legal and illegal practices under the law. Instead, this Policy is intended to establish policies and procedures to avoid even the appearance of impropriety.

Anyone who effects transactions in the Company stock or the stock of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of inside information is subject to civil liability and criminal penalties, as well as disciplinary action or discharge by the Company. Our President is responsible for providing guidance regarding this policy. Should you have questions about these matters, you should consult with your own attorney or our President.

Matters involving securities laws and disclosure

Golden Eagle and its employees are subject to various Federal and state securities laws applicable to its securities. All employees must comply with such laws. If Golden Eagle securities or the securities of other companies are bought or sold while in possession of nonpublic material information, or if employees disclose such information to others who buy or sell such securities, they will be subject to liability under applicable Federal and state securities laws.

As a respected public company, it is critical that the Company’s filings with the Securities and Exchange Commission be complete, timely and accurate in all material respects. At the Company, all our employees, officers and directors are charged with the responsibility of providing management with accurate and complete information to assure we are complying with our public disclosure requirements and our commitment to our shareholders.

Commensurate with these special duties, all members of Senior Financial Management and other employees each agree that he or she will:

1.	Act honestly and ethically in the performance of their duties at the Company, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents filed with or submitted to the SEC or used in other public communications by the Company.

3.	Comply with rules and regulations of federal, state, provincial, local and overseas governments, as well as those of other appropriate private and public regulatory agencies that affect the conduct of the Company’s business and the Company’s financial reporting.

4.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

5.	Respect the confidentiality of information acquired in the course of one’s work, except when authorized or otherwise legally obligated to disclose such information. Further, confidential information acquired in the course of performing one’s duties for the Company will not be used for personal advantage.

6.	Share knowledge and maintain skills relevant to carrying out the member’s duties within the Company. 7. Proactively promote and set an example of ethical behavior as a responsible partner among peers and colleagues in the work environment and community.

8.	Achieve responsible use of and control over all assets and resources of the Company to which they are entrusted.

9.	Promptly bring to the attention of our President and Chief Executive Officer or our Chief Financial Officer any information concerning (a) any conduct believed to be a violation of law or business ethics, or this Code, including any transaction or relationship that reasonably could be expected to give rise to such a conflict, (b) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (c) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

Matters involving antidiscrimination laws, harassment

It is the Company’s policy to hire, promote, compensate, and develop employees according to their qualifications, performance, and potential, without discrimination based on race, color, religion, national origin, age, gender, disability, marital status, sexual orientation, family responsibilities, veteran status, or any other status or characteristic protected by applicable law.

The Company seeks to ensure that all personnel actions and employment decisions, including those related to benefits and other conditions of employment, are made without discrimination.

Golden Eagle’s policy is to maintain a comfortable work environment for all its employees, characterized by respect for the individual. Employees are required to conduct themselves in such a way that is consistent with the respect we have for each other and the value we place on civility in the work place. Harassment or discrimination against an employee or applicant in violation of applicable law violates Company policy and will not be tolerated.

The use of demeaning or inappropriate language or conduct on the basis of anyone’s personal attributes violates Company policy and will not be tolerated. Any form of harassment will not be tolerated. Retaliation against any employee who reports or files a complaint of discrimination or harassment or participates in an investigation of such will not be tolerated.

Matters involving the environment, health and safety

All laws relating to protection of the environment, health and safety must be obeyed by all employees. Such laws are extensive and cannot be summarized here. As questions arise, legal counsel must be consulted.

Matters involving substance abuse

The following conduct is strictly prohibited by any employee:

i.	Employees are prohibited from the use, sale, purchase, soliciting to buy or sell, transporting, or possessing illegal drugs; (any drug listed in 21 CFR 1308 when the drug has been dispensed, used, or is in the employee’s possession in a manner not approved by the United States Drug Enforcement Administration);

ii.	Employees are prohibited from using or being under the influence of legal drugs that are being used illegally (including a drug prescribed for another person);

iii.	Employees are prohibited from using or being under the influence of legal drugs whose use can adversely affect the ability of the employee to perform his or her job safely;

iv.	Employees are prohibited from using alcohol within the Company’s offices; v. Employees are prohibited from using or being under the influence of alcohol at any time while working on behalf of the Company;

By accepting a position as an employee of the Company, each employee agrees to submit himself or herself to drug and alcohol testing when, in the opinion of the officer in charge, such employee’s work, actions, or attitude suggest to the officer in charge the advisability of such testing. Where an employee refuses to be tested or violates any other provision of this substance abuse policy, the employee may, in the discretion of the President or Chief Financial Officer, be immediately discharged for cause.

Matters involving government investigations or proceedings

Golden Eagle’s policy is to cooperate with any appropriate government investigation, while nonetheless protecting the legal rights of the Company and its employees. The Company and its employees have the right to legal representation and it is important that the legal rights of the Company and its employees are protected.

If any government investigator seeks to interview you, seeks access to files or information, or informs you that Golden Eagle or any of its employees is being investigated, you must tell the investigator that you are referring the matter to the officer in charge before discussing the matter further. You must immediately notify the officer in charge of the discussion.

You must never destroy or alter documents in anticipation of a request for such from a government agency or court; lie or make false of misleading statements to such investigators; or seek to cause anyone to give false of misleading information or to destroy or conceal information that is being requested.

Policies regarding corporate communications

Employees must never make false or misleading statements about Golden Eagle, its competitors, suppliers, customers or employees.

Administering the Code

Receiving and reading the Code

All employees are required to be given a written copy of the Code upon their hiring, to read it carefully and comply with it fully. To show that employees have received and read the Code they must sign the attached form and return it to their officer in charge. Prior to a new employee’s first day of employment he must read the Code and make all required disclosures and then sign the form. The form is to be returned to the employee’s officer in charge. Consultants must also be given the Code and read and sign it if they are to be working on Company premises and/or will earn more than $100,000 in a twelve month period.

Seeking prior approval

In certain situations, the Code requires you to obtain prior approval before acting. In such instances, you must seek such prior approval from the officer in charge and obtain it in writing before doing anything. Copies of all such approvals given must immediately be sent to the Chief Financial Officer.

Monitoring compliance

Upholding the standards of the Code is the responsibility of all employees. Accordingly, employees must stay alert to any possible violation of the Code and prevent these from occurring. Any knowledge of an actual or potential violation must be immediately reported to the Chief Financial Officer. All such reports will be handled as confidentially as possible. Certain legal or ethical considerations may require the disclosure of such reports on a limited basis. It is Company policy that no employee reporting such matters will suffer indignity or retaliation because of such a report.

Copies of the Code will be distributed in January of each year and employees will be required to read, sign and return these copies by the end of January to his/her officer in charge. All forms will then be delivered to the Chief Financial Officer. These forms require that employees certify as to their compliance for the previous year and that they do not know of any Code violations. The Chief Financial Officer will report to the Audit Committee any relevant issues involving the Code.

After receiving a report of a Code violation, the Chief Financial Officer will conduct an investigation and report to the Audit Committee its findings. The Chief Financial Officer in conjunction with the Audit Committee will take whatever actions they deem appropriate to address such Code violations.

The Chief Financial Officer and Audit Committee will recommend corrective and/or disciplinary action regarding the offending employee to the officer in charge. It is the duty to all employees to cooperate in any investigation by the Chief Financial Officer of Code violations and to be forthcoming with any necessary information. Information must not be withheld from such an investigation.

Golden Eagle’s auditors must report any suspicions they may have about potential violations of the Code to the Audit Committee. The auditors will make any suggestions for improving the code to the Audit Committee.

Disciplinary action for violations of the Code

The Company may take any of the following actions if you violate the Code: reprimand, probation, suspension, demotion, reduction in compensation, terminate you (terminate your agreement if you are a consultant), have you prosecuted criminally, require reimbursement for losses or damages including recovery of past compensation.

Any officer or senior executive who knows of an employee engaging in or planning to engage in any activity in violation of the Code who does nothing to prevent it may be subject to disciplinary action.

The Company may take disciplinary action against: a supervisor who has shown a lack of adequate supervision related to a Code violation of an employee under his supervision; anyone who directly or indirectly retaliates, or encourages others to retaliate, against someone who reports a Code violation or participates in an investigation; anyone who knowingly falsely accuses someone of violating the Code.

It must be noted that the Code is not intended to limit the circumstances in which the Company may take disciplinary action against an employee. Various policies and procedures relating to employee conduct and acceptable employee performance also govern employees’ actions.

Definitions

When used in the Code, words appearing in italics have the meanings set forth below.

Business associate or business association

Any entity or person with whom you have a business relationship outside of Golden Eagle, including but not limited to: any other organization of which you are an officer or partner or are, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; any trust or other estate in which you have a beneficial interest of more than 10%.

close relative

your spouse, domestic partner, any child under 18 years of age, or any other relative who shares the same residence as you.

Code

The Golden Eagle Code of Business Conduct.

confidential information

information relating to Golden Eagle products, services, business, personnel, or commercial activities, including but not limited to processes, devices, formulas, programs, concepts, inventions, designs, methods, techniques, commercial strategies know-how; anything Golden Eagle has a legitimate interest in keeping secret.

consultant, contractor

an individual or business entity that provides services to Golden Eagle as an independent contractor who is expected to work on Company premises for more than 90 days in a calendar y ear and/or will earn more than $100,000 in fees during a calendar year. Individuals or entities covered by a professional code or standards of ethical conduct are not considered consultants. These include lawyers, real estate agents, doctors and accountants. The Audit Committee may exempt an individual or business entity from the provisions of the code.

employee

any individual who is employed by Golden Eagle on a regular full-time or part-time basis and any individual employed for a specified term or for specified temporary assignments. “Employee” includes “consultants.”

financial interest

an economic interest including an interest as an owner, partner, stockholder, or holder of debt.

government official or government employee

anyone who acts in an official capacity for or in behalf of the United States, any foreign state, or any state, local or other governmental unit, including any agencies or instruments of any agency.

holiday

New Years Day, President’s Day, Memorial Day, Independence Day, Labor Day, Veterans Day, Thanksgiving Day, Christmas Day.

intellectual property

intangible or tangible property that can be protected under federal or state law, including copyrightable works, ideas, discoveries, inventions, and trade secrets.

know or have knowledge of

regarding a Code violation, knowing about a violation or having information that would lead a reasonable person to believe that a violation has occurred or is likely to occur.

material financial interest

information that has a substantial likelihood of significantly affecting a reasonable investor’s decision to buy, sell, or hold a security or that a reasonable investor would view as having significantly altered the total mix of information available.

political contribution

any direct or indirect expenditure or contribution in cash, property, or services, given to a political party, any candidate for nomination or election to public office, or any affiliate of a political party or candidate. Political contributions include giving indirect assistance or support, such as furnishing goods or services, purchasing tickets or giving subscriptions to political fund-raising events.

senior financial management

the chief financial officer, chief operating officer or chief executive officer.

substantial gift

any gift of more than $100; entertainment that costs more than what is considered reasonable, customary and accepted business practice; any loan made on preferential terms; or any other substantial favor.

trade secret

in most states, a formula, pattern, physical device, idea, process, compilation of information, or other information that provides a business with a competitive advantage, and is treated in a way that can reasonably be expected to prevent the public or competitors from learning about it, absent improper acquisition or theft.

widely held, diversified mutual fund

any publicly traded pooling arrangement that is used for the purpose of diversification of investments that has no more than 20 percent of its investments in any single industry and no more than 10 percent of its assets in gold or copper mining industry, and in which you, your close relatives, and your business associates constitute less than 1 percent of the fund’s assets, and do not individually or collectively direct otherwise have a role in making investment decisions of the fund.

Employee Certification Form

Every January, or upon commencement of employment, each Golden Eagle employee is required to complete and sign this form certifying that they have received and read the Golden Eagle Code of Ethics and Conduct, agree to comply with it Code, and have no knowledge of non-compliance. They also agree to make all applicable disclosures below.

March 2004, Golden Eagle Code of Ethics and Conduct. Employees must return this form completed to their officer in charge no later than March 31, 2004, or, if a new employee, prior to the first day of employment.

By my signature below, I certify that:

• I have received and read the Golden Eagle Code of Ethics and Conduct.

• I have listed below all disclosures required under the code.

(attach additional sheets as needed)

• I will comply with the Code of Ethics and Conduct.

Your name:______________________________________________________________

Officer in charge to whom you report:_________________________________________

Title:___________________________________________________________________

Signature:_______________________________________Date:____________________